RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated September 14, 2016
Pricing Supplement Dated September __, 2016 to the Product Prospectus
Supplement No. TP-1, dated January 8, 2016, and the Prospectus Supplement and Prospectus, Each Dated January 8, 2016
$_________ Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the common stock of Bank of America Corporation (the “Reference Stock”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement. The Notes will not be listed on any securities exchange.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated January 8, 2016, on page S-1 of the prospectus supplement dated January 8, 2016, and “Selected Risk Considerations” beginning on page P-6 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	September 19, 2016	Principal Amount:	$1,000 per Note
Issue Date:	September 22, 2016	Maturity Date:	September 22, 2017
Observation Dates:	Quarterly, as set forth on page P-2 of this terms supplement.	Coupon Payment Dates:	Quarterly, as set forth on page P-2 of this terms supplement.
Valuation Date:	September 19, 2017	Contingent Coupon Rate:	9.25% to 12.25% per annum (to be determined on the Trade Date)
Initial Stock Price:	The closing price of the Reference Stock on the Trade Date.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Trigger Price and Coupon Barrier:	75% of the Initial Stock Price.
Contingent Coupon:
If the closing price of the Reference Stock is greater than or equal to the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock price:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price is less than the Trigger Price.
If the Final Stock Price is less than the Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.
Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of the Reference Stock.

Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price., subject to adjustment as described in the product prospectus supplement.

Call Feature:
The Notes will be automatically called for 100% of their principal amount, plus accrued interest, if the closing price of the Reference Stock is greater than or equal to the Initial Stock Price on any Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
CUSIP:	78013GBM6

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$
The initial estimated value of the Notes as of the date of this terms supplement is $981.13 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date, which will not be less than $961.13 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $12.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $12.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-12 below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This terms supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the common stock of Bank of America Corporation (the “Reference Stock”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Trade Date:	September 19, 2016
Issue Date:	September 22, 2016
Term:	Approximately one year
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•      If the closing price of the Reference Stock is greater than or equal to the Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.
•      If the closing price of the Reference Stock is less than the Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	[9.25% - 12.25%] per annum ([2.3125% to 3.0625%] per quarter), to be determined on the Trade Date
Observation Dates:	Quarterly, on December 19, 2016, March 20, 2017, June 19, 2017 and the Valuation Date.
Coupon Payment Dates:	The Contingent Coupon, if applicable, will be paid on December 22, 2016, March 23, 2017, June 22, 2017 and the Maturity Date.
Call Feature:	If, on any Observation Date, the closing price of the Reference Stock is greater than or equal to the Initial Stock Price, then the Notes will be automatically called.
Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Valuation Date:	September 19, 2017
Maturity Date:	September 22, 2017
Initial Stock Price:	The closing price of the Reference Stock on the Trade Date.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Trigger Price and Coupon Barrier:	75% of the Initial Stock Price.

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Reference Stock:
•      If the Final Stock Price is greater than or equal to the Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•      If the Final Stock Price is below the Trigger Price, you will receive at maturity, for each $1,000 in principal amount, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the Cash Delivery Amount.  If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.
The value of the cash or shares that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Reference Stock below the Trigger Price.

Physical Delivery Amount:
For each $1,000 in principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement. If this number is not a round number, then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Cash Delivery Amount:	The product of the Physical Delivery Amount multiplied by the Final Stock Price.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to the Reference Stock will result in the postponement of an Observation Date or the Valuation Date, as described in the product prospectus supplement.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and in the product prospectus supplement dated January 8, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047446/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
HYPOTHETICAL EXAMPLES
The examples below are based on the following terms:
Hypothetical Initial Stock Price:	$100.00*
Hypothetical Trigger Price and Coupon Barrier:	$75.00, which is 75.00% of the hypothetical Initial Stock Price
Hypothetical Contingent Coupon Rate:	10.75% per annum (or 2.6875% per quarter), which is the midpoint of the Contingent Coupon Rate range of 9.25%-12.25% per annum.
Hypothetical Contingent Coupon Amount:	$26.875 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the expected actual Initial Stock Price. The actual Initial Stock Price will be set forth on the cover page of the final pricing supplement relating to the Notes.
Final Stock Price	Percentage Change of the Reference Stock	Payment at Maturity (assuming that the Notes were not previously called)**	Physical Delivery Amount as Number of Shares of the Reference Stock	Cash Delivery Amount
$200.00	100.00%	$1,026.875	n/a	n/a
$190.00	90.00%	$1,026.875	n/a	n/a
$180.00	80.00%	$1,026.875	n/a	n/a
$170.00	70.00%	$1,026.875	n/a	n/a
$160.00	60.00%	$1,026.875	n/a	n/a
$150.00	50.00%	$1,026.875	n/a	n/a
$140.00	40.00%	$1,026.875	n/a	n/a
$130.00	30.00%	$1,026.875	n/a	n/a
$120.00	20.00%	$1,026.875	n/a	n/a
$110.00	10.00%	$1,026.875	n/a	n/a
$100.00	0.00%	$1,026.875	n/a	n/a
$90.00	-10.00%	$1,026.875	n/a	n/a
$80.00	-20.00%	$1,026.875	n/a	n/a
$75.00	-25.00%	$1,026.875	n/a	n/a
$70.00	-30.00%	Physical or Cash Delivery Amount	10.00	$700.00
$60.00	-40.00%	Physical or Cash Delivery Amount	10.00	$600.00
$50.00	-50.00%	Physical or Cash Delivery Amount	10.00	$500.00
$40.00	-60.00%	Physical or Cash Delivery Amount	10.00	$400.00
$30.00	-70.00%	Physical or Cash Delivery Amount	10.00	$300.00
$20.00	-80.00%	Physical or Cash Delivery Amount	10.00	$200.00
$10.00	-90.00%	Physical or Cash Delivery Amount	10.00	$100.00
$0.00	-100.00%	Physical or Cash Delivery Amount	10.00	$0.00
*Including the final Contingent Coupon, if payable.
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The price of the Reference Stock increases to a Final Stock Price of $150.00.
Because the Final Stock Price is greater than the Trigger Price, an investor will receive at maturity, in addition to the final Contingent Coupon of $26.875, a payment of $1,000 per $1,000 in principal amount of the Notes.
Example 2: The price of the Reference Stock decreases to a Final Stock Price of $90.00.
Although the Final Stock Price is less than the Initial Stock Price, the Final Stock Price is above the Trigger Price. Because the Final Stock Price is above the Trigger Price, an investor will receive at maturity, in addition to the final Contingent Coupon of $26.875, a payment of $1,000 per $1,000 in principal amount of the Notes.
Example 3: The price of the Reference Stock decreases to a Final Stock Price of $40.00.
Because the Final Stock Price is less than the Trigger Price, no Contingent Coupon will be payable for the final interest period, and an investor will receive 10 shares of the Reference Stock at maturity, or at our option, the Cash Delivery Amount, calculated as follows:
Physical Delivery Amount x Final Stock Price = 10 x $40 = $400.00

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the section “Risk Factors” in product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose some or a substantial portion of their principal amount if there is a decline in the trading price of the Reference Stock between the Trade Date and the Valuation Date.  If the Notes are not automatically called and the Final Stock Price on the Valuation Date is less than the Trigger Price, the value of the shares or cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Stock from the Trade Date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date, the closing price of the Reference Stock is greater than or equal to the Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any Contingent Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of the Reference Stock on an Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Reference Stock is less than the Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Stock Price will be less than the Trigger Price.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stock. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Reference Stock even though your potential return is limited to the Contingent Coupon Rate.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stock.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the price of the Reference Stock increases after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stock during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Furthermore, the Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
There Is No Affiliation Between Bank of America Corporation and RBCCM, and RBCCM Is Not Responsible for any Disclosure by Bank of America Corporation — We are not affiliated with Bank of America Corporation However, we and our affiliates may currently, or from time to time in the future engage, in business with. Bank of America Corporation Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stock. Bank of America Corporation is not involved in this offering and has no obligation of any sort with respect to your Notes. Bank of America Corporation has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stock that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stock, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuer of the Reference Stock, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stock.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stock, and, therefore, the market value of the Notes.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Market Disruption Events and Adjustments — The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
INFORMATION REGARDING THE REFERENCE STOCK
The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the issuer of the Reference Stock is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the issuer of the Reference Stock with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
We obtained the information regarding the historical performance of the Reference Stock set forth below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Stock on any Observation Date or on the Valuation Date.  We cannot give you assurance that the performance of the Reference Stock will not result in the loss of all or part of your investment.
Bank of America Corporation (“BAC”)
Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000070858. The company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BAC.”

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
Historical Information
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stock. The information provided in the table is for the four calendar quarters of 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015, the first and second calendar quarters of 2016, and for the period from July 1, 2016 to September 13, 2016.
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock ($)	Low Intra-Day Price of the Reference Stock ($)	Period-End Closing Price of the Reference Stock ($)
1/1/2008	3/31/2008	45.08	33.25	37.91
4/1/2008	6/30/2008	41.37	23.65	23.87
7/1/2008	9/30/2008	38.85	18.44	35.00
10/1/2008	12/31/2008	38.50	10.01	14.08
1/1/2009	3/31/2009	14.81	2.53	6.82
4/1/2009	6/30/2009	15.06	6.45	13.20
7/1/2009	9/30/2009	18.25	11.27	16.92
10/1/2009	12/31/2009	18.64	14.12	15.06
1/1/2010	3/31/2010	18.35	14.25	17.85
4/1/2010	6/30/2010	19.82	14.30	14.37
7/1/2010	9/30/2010	15.72	12.18	13.11
10/1/2010	12/31/2010	13.66	10.91	13.34
1/1/2011	3/31/2011	15.31	13.16	13.33
4/1/2011	6/30/2011	13.88	10.40	10.96
7/1/2011	9/30/2011	11.13	6.00	6.12
10/1/2011	12/31/2011	7.42	4.92	5.56
1/1/2012	3/31/2012	10.09	5.62	9.57
4/1/2012	6/30/2012	9.78	6.72	8.18
7/1/2012	9/30/2012	9.79	6.90	8.83
10/1/2012	12/31/2012	11.69	8.85	11.60
1/1/2013	3/31/2013	12.94	10.98	12.18
4/1/2013	6/30/2013	13.99	11.23	12.86
7/1/2013	9/30/2013	15.03	12.73	13.80
10/1/2013	12/31/2013	15.98	13.68	15.57
1/1/2014	3/31/2014	18.00	15.70	17.20
4/1/2014	6/30/2014	17.40	14.37	15.37
7/1/2014	9/30/2014	17.20	14.84	17.05
10/1/2014	12/31/2014	18.20	15.43	17.89
1/1/2015	3/31/2015	18.03	14.97	15.39
4/1/2015	6/30/2015	17.72	15.25	17.02
7/1/2015	9/30/2015	18.48	14.60	15.58
10/1/2015	12/31/2015	18.09	14.64	16.83
1/1/2016	3/31/2016	16.59	10.99	13.52
4/1/2016 7/1/2016	6/30/2016 9/13/2016	15.30 16.24	12.05 12.45	13.27 15.72
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
The graph below illustrates the performance of the Reference Stock from January 1, 2008 to September 13, 2016, assuming an Initial Stock Price of $15.72, which was its closing price on September 13, 2016. The red line represents a hypothetical Coupon Barrier and Trigger Price of $11.79, which is equal to 75.00% of the closing price on September 13, 2016. The actual Coupon Barrier and Trigger Price will be based on the closing price of the Reference Stock on the Trade Date.

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Common Stock of Bank of America Corporation, Due September 22, 2017
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about September 22, 2016, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-12	RBC Capital Markets, LLC